Exhibit 99.2

GrowGeneration Corp.

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Purpose

The Board of Directors of GrowGeneration Corp. (the “Company”) has established a Compensation Committee (“Compensation Committee”) for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers and any equity compensation to be provided to all employees and monitoring the performance of the Company’s executive officers. The Board of Directors has authorized and approved this Charter and delegated such authority as may be necessary to permit the Compensation Committee to carry out its responsibilities and functions.

Membership

The Compensation Committee shall be comprised of at least two members of the Board of Directors, all of whom shall be “independent directors,” as such term is defined in the NASDAQ listing standards, as well as any additional independence rules applicable to the Compensation Committee. In determining the independence of any director who will serve on the Compensation Committee, the Board of Directors shall consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including but not limited to (a) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director, and (b) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company. Compensation Committee members shall also qualify as “nonemployee directors” under Section 16 of the Securities Exchange Act of 1934, as amended.

The members of the Compensation Committee shall be appointed annually by, and serve at the pleasure and discretion of, the Board of Directors. A Compensation Committee member may be removed at any time, with or without cause, by a vote of the majority of the Board of Directors. Unless a Chairperson of the Compensation Committee is appointed by the Board of Directors, the members of the Compensation Committee may designate a Chairperson by majority vote of the full Compensation Committee. The Compensation Committee shall have the authority to delegate certain responsibilities to subcommittees of the Compensation Committee.

Responsibilities

The Compensation Committee shall be responsible for reviewing and approving, on behalf of the Board of Directors, the amounts and types of compensation to be paid to the Company’s executive officers; reviewing and approving, on behalf of the Board of Directors, all equity compensation to be paid to other employees of the Company; administering the Company’s stock-based compensation plans; and monitoring the performance of the Company’s executive officers. Such responsibilities shall include the following:

1.	Evaluate at least annually the performance of the Company’s chief executive officer and those officers who report to the chief executive officer (the “executive officers”).

2.	Annually determine the direct and incentive compensation of the chief executive officer of the Company.

3.	After considering the recommendation of the Company’s chief executive officer, annually determine the direct and incentive compensation of the executive officers.

4.	Review and approve the criteria, methodologies and amounts for determination of all salary, bonus and long-term incentive awards for all employees, other than the executive officers. The chief executive officer and the executive officers will determine and administer the direct compensation and incentive plans for all other managers and employees within the approved aggregate salary, bonus and incentive budgets of the Company.

5.	Review and approve the stock-based compensation, incentive and benefit plans of the Company that have been, or may in the future be, adopted by the Company and that require (by their terms or by law or regulation) the administration by the Compensation Committee or a committee of independent directors. Approve all stock options and equity compensation awarded to any of the Company’s employees.

6.	Review and approve all employment agreements and severance compensation for all corporate officers.

7.	Annually in connection with the preparation of the Company’s annual meeting proxy statement, review and discuss with management the Compensation Discussion and Analysis and, based on that review, recommend that the Compensation Discussion and Analysis be included in the proxy statement, and produce the Compensation Committee Report to be included in the proxy statement in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

8.	Review and recommend to the Board of Directors the election and removal of elected corporate officers.

9.	At least annually, review and assist the Board of Directors in developing succession plans for the Company’s executive officers and other appropriate management personnel.

10.	Review and assess, on an annual basis, the adequacy of this charter, and recommend any desired changes to the Board of Directors for approval.

11.	Conduct an annual evaluation of the Compensation Committee’s performance.

Meetings and Reports

The Compensation Committee shall meet at least annually, or as frequently as the Chairperson of the Compensation Committee may direct. Independent directors may attend any Compensation Committee meeting. Non-independent directors, management or other persons may attend Compensation Committee meetings upon the invitation of the Chairperson of the Compensation Committee; provided, however, that at each Compensation Committee meeting, the Compensation Committee shall have the opportunity to meet in executive session, without any members of management, non-independent directors or other persons present.

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The Compensation Committee will be governed by the same rules and procedures that are applicable to the Board of Directors (including rules related to telephonic meetings, notice, waiver of notice, quorum, voting and action without a meeting).

The Compensation Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board of Directors. The Compensation Committee may designate a secretary to take the minutes, and the secretary need not be a member of the Compensation Committee. At each regularly scheduled meeting of the Board of Directors, the Chairperson of the Compensation Committee will provide to the Board of Directors a report of any activities or proceedings of the Compensation Committee.

Authority

The Compensation Committee, with the full cooperation of management, shall be authorized and empowered, as it may from time to time deem necessary or advisable, to retain consultants or undertake such acts as contemplated by its Charter.

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